UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 5, 2019

Federal Realty Investment Trust
(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland	20852-4041
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: 301/998-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Emerging growth company

☐
If an emerging growth company, indicate by checkmark if the registrant has elected not use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2019, the Compensation Committee (“Committee”) of the Board of Trustees of Federal Realty Investment Trust (“Trust”) approved the following compensation arrangements for the Trust’s named executive officers: (a) increases in base salaries effective as of January 1, 2019 for Dawn M. Becker, the Trust’s Executive Vice President-General Counsel and Secretary to $475,000 and for Daniel Guglielmone, the Trust’s Executive Vice President-Chief Financial Officer and Treasurer to $500,000; (b) a supplemental cash bonus of $50,000 to each of Ms. Becker and Mr. Guglielmone; and (c) payouts at 100% of target to each of Mr. Donald C. Wood, the Trust’s President and Chief Executive Officer, Mr. Guglielmone and Ms. Becker under the Trust’s long-term incentive award program (“LTIAP”) which represents an exercise of the Committee’s discretion under the LTIAP to increase the award. Without the exercise of the Committee’s discretion, the awards for Mr. Wood and Ms. Becker, based on the performance goals set by the Committee for 2018, would have been paid at 90% of target and the award for Mr. Guglielmone would have been paid at 85% of target.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 5, 2019, the Board of Trustees of the Trust approved an amendment to Section 1 of Article III of the Trust’s Amended and Restated Bylaws effective as of February 1, 2019 to change the requirement that the Board of Trustees contain no more than one non-independent trustee to reflect that a majority of Trustees must be independent.

The new Section 1 is filed as an exhibit to this report and is incorporated by reference into this Item 5.03.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits

The following Exhibits are included in the Form 8-K:

Exhibit	Description of Exhibit

3.1	Amended Section 1 of Article III of the Amended and Restated Bylaws

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: February 7, 2019	/s/ Dawn M. Becker

Dawn M. Becker
Executive Vice President-General Counsel and Secretary